BDO

Driving Growth

BDO Dunwoody LLP
Chartered Accountants
and Consultants

60 Columbia Way
Suite 400
Markham, Ontario Canada L3R 0C9
Telephone: (905) 946-1066
Telefax: (905) 946-9524

EXHIBIT 23.2

We hereby consent to the use in this Registration Statement (File No.: 333-____) of Creative Vistas, Inc. (formerly A.C. Technical Systems Ltd.) (the "Company") on Form SB-2 of our report dated September 3, 2004 (except as to Note 13 which the date is November 22, 2004) relating to the balance sheets of the Company as of December 31, 2003 and 2002 and the related statements of shareholders' equity and other comprehensive income, operations and cash flows for each of the two years then ended, appearing in the Registration Statement and to the reference to us under the heading "Experts."

(signed) *BDO Dunwoody LLP*

Chartered Accountants

Toronto, Ontario
February 2, 2005